Exhibit 99.1

Contacts:	Leiv Lea
Pharmacyclics, Inc.
(408) 774-0330
Aline Schimmel
WeissComm Partners
(201) 301-7218
PHARMACYCLICS RECEIVES REFUSE TO FILE LETTER FOR XCYTRIN
— Conference Call at 9:00 AM Eastern Time —
Sunnyvale, Calif. — February 21, 2007 — Pharmacyclics, Inc. (Nasdaq: PCYC) today announced that it has received a refuse to file letter from the U.S. Food and Drug Administration (FDA) for the company’s new drug application (NDA) for Xcytrin® (motexafin gadolinium) Injection for the treatment of non-small cell lung cancer patients with brain metastases.
In the letter, the FDA stated that the company’s application is not sufficiently complete to permit a substantive review based on clinical studies that failed to demonstrate statistically significant differences between treatment arms in the primary endpoints.
“We will be evaluating our options with Xcytrin for the brain metastases indication and determine the best path forward,” said Richard A. Miller, M.D., president and CEO of Pharmacyclics. “Beyond this indication, the clinical development program with Xcytrin continues on multiple fronts. Several ongoing trials are evaluating Xcytrin in non-small cell lung cancer and other cancers. We are also moving forward with several other novel compounds, which are in clinical and preclinical development.”
About Lung Cancer and Brain Metastases
According to the National Cancer Institute, over 170,000 patients will be diagnosed with lung cancer this year in the U.S. Lung cancer is the most common cause of brain metastases, which are estimated to occur in up to 50% of lung cancer patients. Spread of lung cancer to the brain may occur early in the course of disease or may be a later complication of this illness.

Brain metastases occur when cancer cells spread to the brain and grow, causing major neurologic complications. Patients with brain metastases usually suffer serious deterioration of neurologic and neurocognitive function such as loss of short-term memory, compromised verbal skills and fine motor coordination, and reduction in cognitive performance. Standard therapy for patients with brain metastases from lung cancer involves the prompt use of cranial radiation, which is used to prevent neurological deterioration and improve neurologic outcomes.
About Xcytrin
Pharmacyclics is developing Xcytrin as an anti-cancer agent with a novel mechanism of action that is designed to selectively concentrate in tumors and induce apoptosis (programmed cell death). Xcytrin is a redox-active drug that has been shown to disrupt redox-dependent pathways in cells and inhibit oxidative stress related proteins. Its multifunctional mode of action provides the opportunity for Xcytrin to be used in a broad range of cancers.
About Pharmacyclics
Pharmacyclics is a pharmaceutical company developing innovative products to treat cancer and other serious diseases. The company is leveraging its small-molecule drug development expertise to build a pipeline in oncology and other diseases based on a wide range of targets, pathways and mechanisms. Its lead product, Xcytrin®, has completed Phase 3 clinical trials and is being studied in combination with chemotherapy and/or radiation in several ongoing Phase 1 and Phase 2 clinical trials in multiple cancer types. Pharmacyclics has other product candidates, including compounds and technology acquired from Celera Genomics, in earlier-stage development for cancer and other diseases. More information about the company, its technology, and products can be found at www.pharmacyclics.com. Pharmacyclics®, Xcytrin® and the “pentadentate” logo® are registered trademarks of Pharmacyclics, Inc.

Pharmacyclics will hold a conference call to discuss this development on Wednesday, February 21, 2007, at 9:00 am EST (6:00 am PST). To participate in the conference call, please dial (800) 811-8845 for domestic callers and (913) 981-4905 for international callers and reference conference passcode 4465699. To access the live audio webcast or the subsequent archived recording, log on to http://ir.pharmacyclics.com. The archived version of the webcast will be available on the company’s website for one month.
NOTE: Other than statements of historical fact, the statements made in this press release about enrollment and future plans for our clinical trials, progress of and reports of results from preclinical and clinical studies, clinical development plans and product development activities are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. The words “believe,” “will,” “may,” “continue,” “plan,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions also identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward- looking statements. Factors that could affect actual results include risks associated with the FDA’s refusal to accept our NDA; because our Phase 3 clinical trial known as the SMART (Study of Neurologic Progression with Motexafin Gadolinium and Radiation Therapy) trial failed to meet its primary endpoint, the FDA has indicated it will require additional data, analysis or studies before the NDA is accepted for filing; the outcome of any discussions with the FDA; the initiation, timing, design, enrollment and cost of clinical trials; unexpected delays in clinical trials; the fact that data from preclinical studies and Phase 1 or Phase 2 clinical trials may not necessarily be indicative of future clinical trial results; our ability to obtain future financing and fund ongoing work associated with our NDA filing and the product development of our pipeline; our ability to establish successful partnerships and collaborations with third parties; the regulatory approval process in the United States and other countries; and our future capital requirements. For further information about these risks and other factors that may affect the actual results achieved by Pharmacyclics, please see the company’s reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its annual report on Form 10-K for the period ended June 30, 2006. Forward-looking statements contained in this announcement are made as of this date, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.
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